Exhibit 23.6

Consent of Nominee for Director

of Poseidon Containers Holdings Corp.

I hereby consent to the reference to me under the caption “Management” in the registration statement on Form F-1 and related prospectus as shall be filed with the U.S. Securities and Exchange Commission, and any and all amendments thereto, of Poseidon Containers Holdings Corp.

/s/ Michael Chalkias
Name: Michael Chalkias
Date: June 15, 2015